Disclaimer

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Counterparty			Collateral Info	Group 1	TOTAL
Underwriter			Gross WAC	8.42%	8.36%
Issuer			ARM Gross Margin	6.29%	6.20%
Depositor			WA CLTV	82.98%	86.63%
Seller			CLTV >80%	61.07%	68.12%
Aggregator			CLTV >90%	26.57%	43.73%
Rep Provider			CLTV >95%	17.10%	33.50%
Master Servicer			Loan Balance <$50k	1.68%	2.28%
Trustee			Loan Balance $50k - $100k	6.02%	9.05%
MI Provider			Loan Balance $100k - $150k	14.30%	15.29%
Monoline			WA FICO	617	632
Credit Manager			<560 FICO	15.87%	11.34%
Federal Tax Status			560 - 599 FICO	23.70%	19.18%
			SF / TH / PUD	88.88%	87.23%
Originators	Group (%)	Total (%)	2-4 Family	5.88%	6.50%
			Condo	5.18%	6.22%
			Manufactured Housing (MH)	0.00%	0.00%
			Other	0.06%	0.05%
			Primary	93.17%	94.62%
			Second	2.80%	2.12%
			Investment	4.03%	3.26%
Servicers	Group (%)	Total (%)	Full / Alt	63.47%	59.22%
SPS	100.00%	100.00%	Stated / Limited	36.53%	40.78%
			NINA	0.00%	0.00%
			1st Lien	97.48%	93.82%
			2nd Lien	2.52%	6.18%
			Silent Seconds	13.27%	26.49%
			State 1	CA	CA
FICO	AGG UPB	AGG %	%	15.77%	22.55%
< 500			State 2	IL	FL
500 - 519	17,177,734	2.4%	%	10.34%	11.80%
520 - 539	25,705,760	3.6%	State 3	FL	IL
540 - 559	38,029,963	5.3%	%	6.30%	5.60%
560 - 579	52,743,127	7.4%	State 4	NJ	NY
580 - 599	84,072,335	11.8%	%	5.30%	5.54%
600 - 619	91,791,140	12.9%	State 5	NY	AZ
620 - 639	96,346,445	13.5%	%	5.29%	4.59%
640 - 659	87,380,763	12.3%	ARM / HYB	78.28%	75.09%
660 - 679	71,487,945	10.0%	Fixed	21.72%	24.91%
680 - 699	41,242,279	5.8%	Purchase	13.93%	41.10%
700 - 719	42,001,338	5.9%	Refi-RT	9.38%	7.46%
720 - 739	26,058,076	3.7%	Refi-CO	76.68%	51.44%
740 - 759	17,752,683	2.5%	Size	$186,113,766.76	$713,489,777.96
760 - 779	11,958,504	1.7%	AVG Balance	$177,082.56	$172,841.52
780 - 799	7,902,540	1.1%	Loan Count	1051	4128
800 plus	1,839,147	0.3%	Interest Only (IO)	8.49%	13.28%
			Negative Amortization	0.00%	0.00%
			Amortization >30 years	38.40%	34.49%

GWAC	AGG ARM UPB	ARM %	AGG FIX UPB	FIX %
0 - 4.5
4.5 - 5
5 - 5.5
5.5 - 6	9,428,295	1.8%	924,450	0.5%
6 - 6.5	17,290,833	3.2%	10,229,627	5.8%
6.5 - 7	40,158,271	7.5%	19,069,802	10.7%
7 - 7.5	74,588,682	13.9%	20,622,045	11.6%
7.5 - 8	111,017,852	20.7%	18,933,359	10.7%
8 - 8.5	80,310,544	15.0%	19,304,534	10.9%
8.5 - 9	98,777,474	18.4%	20,259,393	11.4%
9 - 9.5	48,207,683	9.0%	11,253,133	6.3%
9.5 - 10	38,432,670	7.2%	11,567,162	6.5%
10 - 10.5	10,447,084	2.0%	7,481,898	4.2%
10.5 - 11	6,131,572	1.1%	9,401,801	5.3%
11 - 11.5	917,088	0.2%	12,331,234	6.9%
11.5 - 12	70,136	0.0%	10,117,556	5.7%
12 - 12.5	-	0.0%	4,756,102	2.7%
12.5 - 13	-	0.0%	1,301,502	0.7%
13 - 13.5	-	0.0%	157,996	0.1%
13.5 - 14
14 - 14.5
14.5 +

	Freddie Fixed	Freddie ARM	Total Fixed	Total ARM
GWAC	8.53%	8.39%	8.83%	8.21%
1st Lien GWAC	8.20%	8.39%	8.05%	8.21%
2nd Lien GWAC	11.04%	0.00%	11.20%	0.00%
FICO	636	611	645	628
1st Lien FICO	635	611	639	628
2nd Lien FICO	649	0	663	0

Credit Enhancement
Subordination (not including OC)
Prefund OC (%)
Initial Target OC (%)
Stepdown OC (%)
Stepdown Date
Excess Interest (12m Avg, Fwd Libor)

Notes

All non-dollar amount numbers (excluding loan count) should be formatted as percentages

Any 'Group' column refers to the collateral group that backs Freddie's class.  Any 'Total' column refers to all collateral in the deal that is crossed with Freddie's (in almost all cases, the total pool).

For originators and servicers, the percentages should show what percentage any given servicer or originator is in relation to the  others for both Freddie's group and for the total pool.

The FICO and GWAC tables should be based on The Total pool.

For the GWAC table the ARM column should sum to 100% and the Fixed column should sum to 100% (assuming there is ARM  and fixed collateral)

If a particular field has no data, enter 0% or $0 rather than 'NA' or leaving the field blank

Combined LTV = First Lien + Second + Silent Second

Fixed Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.26%	0.35%	0.25%	0.13%	0.36%	0.68%	0.00%	0.01%
	560 - 599	0.28%	0.46%	0.33%	0.10%	0.25%	0.62%	0.20%	0.37%
	600 - 619	0.30%	0.14%	0.11%	0.08%	0.25%	0.42%	0.18%	0.84%
	620 - 659	0.33%	0.15%	0.29%	0.09%	0.32%	0.97%	0.32%	2.20%
	660 - 699	0.15%	0.27%	0.17%	0.05%	0.17%	0.49%	0.19%	0.66%
	700 - 740	0.17%	0.20%	0.14%	0.16%	0.15%	0.38%	0.28%	0.41%
	740 +	0.13%	0.23%	0.12%	0.00%	0.08%	0.25%	0.05%	0.24%

Fixed Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.09%	0.02%	0.00%	0.00%	0.01%	0.00%	0.00%	0.00%
	560 - 599	0.11%	0.25%	0.00%	0.00%	0.07%	0.11%	0.02%	0.01%
	600 - 619	0.05%	0.06%	0.15%	0.07%	0.09%	0.08%	0.02%	0.00%
	620 - 659	0.11%	0.24%	0.19%	0.04%	0.15%	0.39%	0.09%	1.13%
	660 - 699	0.08%	0.17%	0.04%	0.03%	0.11%	0.13%	0.10%	1.43%
	700 - 740	0.07%	0.00%	0.08%	0.02%	0.11%	0.17%	0.04%	0.90%
	740 +	0.04%	0.04%	0.00%	0.03%	0.03%	0.12%	0.08%	0.30%

Non-Amortizing Fixed Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560
	560 - 599	0.02%	0.00%	0.00%	0.00%	0.00%	0.04%	0.00%	0.00%
	600 - 619	0.00%	0.00%	0.00%	0.00%	0.04%	0.00%	0.06%	0.03%
	620 - 659	0.02%	0.00%	0.00%	0.00%	0.02%	0.00%	0.00%	0.02%
	660 - 699	0.00%	0.00%	0.00%	0.00%	0.01%	0.00%	0.00%	0.00%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.03%	0.00%	0.09%	0.03%
	740 +	0.01%	0.00%	0.03%	0.00%	0.00%	0.00%	0.00%	0.00%

Non-Amortizing Fixed Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560
	560 - 599
	600 - 619
	620 - 659	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.03%
	660 - 699
	700 - 740
	740 +	0.02%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

1. We would expect up to six FICO/CLTV grids on every deal, grouped by product and doc type
2. Combined LTV = First Lien + Second + Silent Second
3. Use CLTV for securitized second liens (e.g., 100% CLTV on an 80/20 second lien, not 20%)
4. Approximate loan population fine
5. Each cell would be populated by percentage of pool that shares Freddie Mac sub protection
6. The sum of all six FICO/CLTV grids should sum to 100%

Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.88%	1.38%	1.02%	0.44%	1.31%	2.63%	0.32%	0.00%
	560 - 599	0.53%	0.70%	0.51%	0.37%	0.75%	3.40%	1.83%	1.86%
	600 - 619	0.09%	0.17%	0.29%	0.17%	0.42%	1.03%	0.85%	2.37%
	620 - 659	0.24%	0.37%	0.24%	0.24%	0.22%	1.41%	0.89%	2.82%
	660 - 699	0.06%	0.08%	0.18%	0.00%	0.15%	0.65%	0.27%	1.12%
	700 - 740	0.07%	0.00%	0.02%	0.00%	0.11%	0.31%	0.20%	0.40%
	740 +	0.04%	0.03%	0.16%	0.00%	0.10%	0.18%	0.09%	0.24%

Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.31%	0.40%	0.08%	0.04%	0.15%	0.22%	0.00%	0.00%
	560 - 599	0.56%	0.74%	0.49%	0.18%	0.73%	2.31%	0.21%	0.10%
	600 - 619	0.10%	0.20%	0.13%	0.15%	0.37%	1.46%	0.37%	0.06%
	620 - 659	0.18%	0.41%	0.35%	0.19%	0.98%	1.99%	1.38%	2.68%
	660 - 699	0.15%	0.06%	0.05%	0.03%	0.37%	1.27%	0.74%	3.18%
	700 - 740	0.09%	0.19%	0.14%	0.12%	0.04%	0.29%	0.34%	2.05%
	740 +	0.03%	0.00%	0.00%	0.02%	0.15%	0.33%	0.22%	0.72%

Non-Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560
	560 - 599	0.03%	0.02%	0.05%	0.03%	0.22%	0.14%	0.00%	0.18%
	600 - 619	0.00%	0.08%	0.06%	0.00%	0.06%	0.34%	0.06%	0.76%
	620 - 659	0.09%	0.01%	0.07%	0.02%	0.38%	0.46%	0.04%	1.49%
	660 - 699	0.03%	0.00%	0.00%	0.03%	0.05%	0.25%	0.21%	1.04%
	700 - 740	0.02%	0.00%	0.00%	0.06%	0.20%	0.10%	0.11%	0.31%
	740 +	0.07%	0.08%	0.00%	0.00%	0.14%	0.10%	0.00%	0.41%

Non-Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560
	560 - 599
	600 - 619	0.00%	0.00%	0.00%	0.00%	0.04%	0.13%	0.09%	0.04%
	620 - 659	0.06%	0.15%	0.06%	0.00%	0.18%	0.13%	0.21%	0.76%
	660 - 699	0.07%	0.02%	0.00%	0.00%	0.07%	0.22%	0.11%	1.11%
	700 - 740	0.00%	0.05%	0.05%	0.04%	0.00%	0.08%	0.00%	0.83%
	740 +	0.00%	0.00%	0.04%	0.00%	0.00%	0.09%	0.00%	0.37%

	Check for 0's
	Total equals 100%	0.00%
	GT 80% Match	0.00%
	ARM Match	0.00%
	IO Match	0.00%
	FICO % Match	0.00%